Exhibit 99.2

AMTRUST FINANCIAL SERVICES, INC.

STOCK ORDER FORM

OFFERING TO ELIGIBLE MEMBERS AND NON-EMPLOYEE DIRECTORS OF

ARI MUTUAL INSURANCE COMPANY

on the terms described in the

Proxy Statement/Prospectus dated [●], 2015.

Another copy of the Proxy Statement/Prospectus may be

obtained by calling [●].

WHEN YOU COMPLETE THIS FORM, PLEASE READ THE ENCLOSED INSTRUCTIONS.

This Stock Order Form may only be used by the person named below. To subscribe for shares of AmTrust common stock, this original Stock Order Form and the enclosed IRS Form W-9, both properly completed and signed, must be received with the correct total payment at the address given below by 5:00 p.m. Eastern Time on [●], 2015 (the “Expiration Date”), and your payment must have cleared by 4:00 p.m. Eastern Time on [●], 2015. Late subscriptions or faxes or copies of this page will not be accepted for subscriptions. AmTrust reserves the right to accept or reject improper Stock Order Forms. Your share registration will be in the name and at the address shown above. (For address changes, please see reverse side.)

SUBSCRIPTION AMOUNT $ ..00

Write the dollar amount you wish to subscribe in the box at left. Do not enter a number of shares.

Your subscription amount must be at least the lesser of (i) the aggregate purchase price of 25 shares in the Offering and (ii) $500. The maximum amount for which any Eligible Member may subscribe in the Offering is $100,000 and which any Non-Employee Director may subscribe in the Offering is $50,000, irrespective of any different capacities in which such person subscribes. These limitations and the participation of the Non-Employee Directors, who are subject to certain additional limitations, are described in the proxy statement/prospectus.

METHOD OF PAYMENT (CHECK ONE): Your subscription must include payment of an amount totaling the subscription amount written above in one of the following forms (please check one):

☐	Certified or cashier’s check, uncertified check, or bank draft drawn upon a U.S. bank, or money order and payable to “Sabr Group as Subscription Agent for AmTrust Financial Services, Inc.”
☐	Wire transfer of immediately available funds directly to the Subscription Agent’s account described in the attached Instructions.

Each check, draft, money order, or wire transfer must indicate the Subscriber’s name and the Subscription ID# given below. If the method of payment does not include the subscriber’s name and Subscription ID#, the subscription will not be accepted. Because an uncertified personal check or money order may take too long to clear, you are advised to use a bank check, certified check, or wire transfer.

ACKNOWLEDGMENT AND SIGNATURE(S) OF SUBSCRIBER:

I acknowledge receipt of the AmTrust/ARI proxy statement/prospectus dated [●], 2015, which contains disclosures concerning, among other things, the nature of the securities being offered and the risks involved in the investment, including those described under the heading “Risk Factors.”

I hereby irrevocably subscribe the amount shown above for shares of AmTrust common stock on the terms of the Offering as described in the proxy statement/prospectus.

I certify that this subscription is for the account of the subscriber named below and not for the benefit of any other person and that, if I am signing on behalf of a subscribing entity or otherwise in a fiduciary capacity, I am legally authorized to sign.

I certify that this subscription is in compliance with the terms of the Offering and all of the information provided in this form is accurate and correct, and I acknowledge that any false information may be cause for disqualification from the Offering.

Signature (with title, if the subscriber is not an individual)	Date

ADDRESS FOR SUBMITTING THIS STOCK ORDER FORM

Delivery other than in the manner described below will not constitute valid delivery.

Sabr Group

126 East 56th Street, 15th Floor

New York, NY 10022

[Insert name and mailing address of member]	SUBSCRIPTION ID#

Address Changes
Please register the shares issuable to me in my name and at the following address rather than the address shown on the mailing label on the front of this form:
New Address:

City:	State:	Zip:

Daytime Telephone Number:

AMTRUST FINANCIAL SERVICES, INC.

Stock Order Form Instructions

All subscriptions for shares of common stock of AmTrust Financial Services, Inc. are subject to the requirements and limitations of the Plan* of ARI Mutual Insurance Company, as described in the proxy statement/prospectus. Once submitted, subscriptions cannot be modified or revoked without the consent of AmTrust Financial Services, Inc.

None of AmTrust, ARI*, or any of their representatives is giving you any investment advice in connection with this Offering nor making any recommendation as to whether or not you should subscribe or as to AmTrust common stock as an investment. You should consult your own investment and tax advisors if you have questions about any such matters.

SUBSCRIPTION AND PAYMENT

If you wish to subscribe, you must complete, sign and return your original Stock Order Form and the enclosed IRS Form W-9 and submit payment of your subscription amount as follows:

1.	Write the total U.S. dollar amount you wish to invest in the box labeled “SUBSCRIPTION AMOUNT.” Do not enter a number of shares.

•	The minimum amount that you may subscribe is the lesser of (i) the aggregate purchase price of 25 shares in the Offering and (ii) $500.

•	The maximum amount for which any Eligible Member* may subscribe in the Offering is $100,000 and for which any Non-Employee Director* may subscribe in the Offering is $50,000, irrespective of any different capacities in which such person subscribes.

•	Non-Employee Directors — who may participate in the Offering if Eligible Members do not subscribe for the full offered amount — are subject to additional limitations as described in “The Offering — Limitations on Subscriptions and Purchases of Common Stock” beginning on page 47 of the proxy statement/prospectus.

Please note: If the amount you insert as the “Subscription Amount” does not match the amount of the payment you make by check, money order, draft or wire transfer, you will be treated as having subscribed the lower amount.

Please note: Faxes or copies of the Stock Order Form will not be accepted for subscriptions.

The per share purchase price and number of shares you will receive for your subscription will be determined on the Pricing Date* and will depend in part on the aggregate amount subscribed for by all participants in the Offering and in part on AmTrust’s 10-day VWAP.* See “The Offering — Purchase Price” on page 44 of the proxy statement/prospectus for a detailed description of how the purchase price will be calculated.

2.	Check one box under “METHOD OF PAYMENT” to indicate whether you will pay the subscription amount by either (a) check, money order, or bank draft or (b) wire transfer.

•	If you are paying by check, money order, or bank draft:

•	it must be made payable to “Sabr Group as Subscription Agent for AmTrust Financial Services, Inc.”,

•	it must include your printed name and the Subscription ID# as shown on your Stock Order Form, and

•	it must be received by the subscription agent in time to clear no later than the Pricing Date.

•	If you are paying by wire transfer, see the instructions below.

*	Terms marked with an asterisk (*) are used as defined in the proxy statement/prospectus of AmTrust and ARI, a copy of which was mailed to you with the Stock Order Form and these Instructions.

Please note: The subscription agent will not accept cash or third party checks. Checks will be deposited upon receipt. Funds subscribed by personal check must be available in your bank account when your Stock Order Form is received. Payment by uncertified personal check or money order will be effective only when the check or money order clears, which could take five or more business days. Therefore, you are advised to send a cashier’s (bank) check, bank draft, certified personal check, or a wire transfer with your subscription, rather than an uncertified personal check or money order.

3.	Sign the Stock Order Form. Your signature must correspond with the name of the registered policyholder (or former registered policyholder) exactly as it appears in the mailing label on the form, without any change whatsoever.

•	If your ARI insurance policy is (or was) in joint names, only one person needs to sign the form.

•	If you are signing on behalf of a company that is the subscriber, or otherwise in a fiduciary capacity, you must include your title. Your signature certifies that you are legally authorized to so sign.

4.	Complete (including inserting your Social Security Number or (if an entity) Federal Employer Identification Number) and sign the enclosed IRS Form W-9.

5.	Mail the completed, signed Stock Order Form and Form W-9, together with your check, money order, or bank draft if using that method of payment, so that they are received (not just postmarked) by 5:00 p.m. Eastern time on the Expiration Date, [●], 2015, to:

Sabr Group

126 East 56th Street, 15th Floor

New York, NY 10022

Please note: Delivery of subscriptions other than to the address above will not constitute valid delivery. The method of delivery of the Stock Order Form and payment of the subscription amount will be at your risk. We recommend that you send the Stock Order Form and/or check, money order, or bank draft by overnight courier or by registered mail, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the subscription agent before the Expiration Date.

6.	If you are paying by wire transfer, instruct your bank to send the payment as follows:

[●]

Please note: You must insert your name and your Subscription ID#, as they appear on the front of the Stock Order Form, as the “Reference” information when you give the wiring instructions to your bank. If you do not include this information, the subscription agent will not be able to match your payment with your subscription information, and your subscription will not be accepted.

Wire transfer and other bank or transmission fees are your responsibility. If you do not pay them separately, only the net amount, after such payment(s), received by the subscription agent will be considered your subscription amount.

Both your Stock Order Form and your payment must be received by the subscription agent no later than 5:00 p.m. Eastern time on the Expiration Date, [●], 2015, and your payment must have cleared by the Pricing Date, or your subscription will not be valid.

ISSUANCE OF SHARES

Subject to the provisions of the Plan related to oversubscription, limits on subscriptions, and AmTrust’s right to reject subscriptions, in whole or in part, the number of shares of AmTrust common stock to be sold to you for your subscription amount will equal the whole number nearest to but not exceeding the quotient of your valid subscription amount divided by the purchase price per share, as determined on the Pricing Date. AmTrust will not issue fractional shares. The subscription agent will refund to you, without interest, any amount of your subscription in excess of the amount used to purchase whole shares.

As described in more detail under “The Offering — Delivery of Common Stock” beginning on page 49 of the proxy statement/prospectus, as soon as practicable after the Offering terminates and after all allocations have been completed, AmTrust’s transfer agent will mail to subscribers a statement of book-entry ownership reflecting ownership of the shares of common stock purchased in the Direct Registration System, or DRS. No physical stock certificates will be issued for shares purchased in the Offering.

PRICE PROTECTION

As described in more detail under “The Stock Purchase Agreement — Additional Obligations of the Parties” beginning on page 39 of the proxy statement/prospectus, AmTrust will repurchase from any subscriber in the Offering who complies with the applicable requirements, all, but not less than all, of the specific shares of AmTrust common stock acquired by such subscriber in the Offering for an amount equal to the subscription price per share. To request a repurchase of the specific shares you subscribed for you must: (a) deliver a written request that (i) provides your name, address, and the number of shares you purchased, and (ii) is received by [●] at [●] by 5:00 p.m. Eastern Time on the last day of the applicable request period as set forth on page 39 of the proxy statement/prospectus and (b) then deliver the shares and such further information as AmTrust requests.

QUESTIONS?

If you have any questions regarding the Stock Order Form, your subscription, or the transfer of your subscription rights that cannot be answered by these instructions, please consult your legal advisor or contact AmTrust’s representatives at [●] or [●].